March 15, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: NeoStem, Inc. - Commission File Number 0-10909

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated March 15, 2010, of NeoStem, Inc. and are in agreement with the statements contained in paragraphs one through three, herein. We have no basis to agree or disagree with other statements of the Registrant contained therein.

Holtz Rubenstein Reminick LLP